Exhibit 10.14

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of November 27, 2019, by and between MARCUS & MILLICHAP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of May 28, 2019, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment. Section 5.6. of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.6. LOANS AND ADVANCES. With respect to Borrower and the other Obligors on a combined basis, make any loans or advances to or investments in any person or entity, except for (i) loans and advances to or in one or more persons or entities, which are considered employees or independent contractors up to an aggregate amount not to exceed $120,000,000 outstanding at any one time (in addition to acquisitions allowed under Section 5.4 above and any obligations listed on Schedule 5.2 attached hereto) so long as all of the of the following conditions are satisfied: (x) both before and after any such loan or advance Borrower has Unencumbered Liquid Assets plus availability under the Line of Credit of not less than $30,000,000, (y) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the loan or advance, and (z) Total Funded Debt to EBITDA on a Pro Forma Basis will not exceed 1.5:1.0, (ii) loans, advances and investments to or in non-Obligor entities that are organized outside the United States up to an aggregate amount not to exceed $35,000,000 outstanding at any one time, and (iii) investments in marketable securities pursuant to Borrower’s investment policy as approved by its Board of Directors from time to time.”

2. Affirmation. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

3. Borrower Representations and Certifications. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

[Signatures are on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

MARCUS & MILLICHAP, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin E. Louie	By:	/s/ Jamie Chen
Name: Martin E. Louie		Name: Jamie Chen
Title: Senior Vice President and CFO		Title: Senior Vice President

By:	/s/ Kurt Schwarz
Name: Kurt Schwarz
Title: Vice President Finance and Chief Accounting Officer

2